NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                        FOR IMMEDIATE RELEASE

                                                                        January 27, 2010

Norfolk Southern reports 2009 fourth-quarter and full-year results

For fourth-quarter 2009:

•         Railway operating revenues were $2.1 billion.

•         Income from railway operations was $549 million.

•         Net income was $307 million.

•         Diluted earnings per share were $0.82.

•         The railway operating ratio was 73.9 percent.

For 2009:

•         Railway operating revenues were $8.0 billion.

•         Income from railway operations was $2.0 billion.

•         Net income was $1.0 billion.

•         Diluted earnings per share were $2.76.

•         The railway operating ratio was 75.4 percent.

NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) today reported fourth-quarter 2009 net income of $307 million, or $0.82 per diluted share, compared with $452 million, or $1.21 per diluted share, for the same quarter of 2008.  Net income for 2009 was $1.0 billion, or $2.76 per diluted share, compared with $1.7 billion, or $4.52 per diluted share, for 2008.

"Our fourth-quarter results demonstrate a continuation of the momentum we have generated since the second quarter of 2009," said CEO Wick Moorman.  "The results reflect a high level of performance throughout Norfolk Southern, and showcase the strength and flexibility of our franchise, our industry-leading safety and service performance, and continuing strong cost discipline.

"We expect to built upon the sequential volume gains we saw in the third and fourth quarters driven by anticipated improvement in economic conditions combined with project growth. We plan to invest about $1.4 billion, slightly higher than our 2009 capital spending, in our rail network in 2010, including leveraging technology to improve operational efficiency and service, and support the business growth we expect in future years."

Fourth-quarter railway operating revenues were $2.1 billion, down 16 percent compared with the same period a year earlier.  For 2009, railway operating revenues were $8.0 billion, down 25 percent compared with 2008.

General merchandise revenues were $1.1 billion, down 9 percent compared with fourth-quarter 2008.  For 2009, general merchandise revenues were $4.2 billion, down 24 percent compared with 2008.  General merchandise traffic volume declined 2 percent in the quarter and 21 percent for the year compared with the same periods of 2008.

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Coal revenues in the fourth quarter were $580 million, down 27 percent compared with the same period last year.  For 2009, coal revenues were $2.3 billion, 27 percent lower compared with 2008.  Coal traffic volume declined 19 percent in the quarter and 20 percent for the year compared with the same periods of 2008.

Intermodal revenues were $407 million, down 15 percent compared with fourth-quarter 2008.  For the full year, intermodal revenues were $1.5 billion, down 26 percent compared with 2008.  Intermodal traffic volume was down 9 percent in the quarter and 16 percent for 2009 compared with the same periods of 2008.

Railway operating expenses were $1.6 billion for the quarter, 8 percent lower compared with fourth-quarter 2008.  For 2009, railway operating expenses declined 21 percent to $6.0 billion, compared with 2008, primarily due to lower fuel costs.

Income from railway operations for the fourth quarter was $549 million, down 32 percent, compared with fourth-quarter 2008 and $2.0 billion for the year, 36 percent lower, compared with 2008.

The fourth-quarter operating ratio was 73.9 percent compared with 67.5 percent in the same period last year.  For the year, the operating ratio was 75.4 percent vs.71.1 percent for 2008.

            Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)